EXHIBIT 21

SUBSIDIARIES OF FIRST ALBANY COMPANIES INC.

COMPANY NAME	STATE OF INCORPORATION
FIRST ALBANY CORPORATION	NEW YORK

FIRST ALBANY ASSET MANAGEMENT CORPORATION	NEW YORK

FIRST ALBANY ENTERPRISE FUNDING, INC.	DELAWARE

FA TECHNOLOGY VENTURES CORPORATION	DELAWARE